EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization

AMREP Corporation (Registrant)	Oklahoma

American Republic Investment Co.	Delaware

AMREP Southwest Inc.	New Mexico

Outer Rim Investments, Inc.	New Mexico

Two Commerce LLC	Florida

AMREPCO Inc.	Colorado

Enchanted Hills Plaza, LLC	New Mexico

Las Fuentes Village, LLC	New Mexico

Staffing Holdco, Inc.	Delaware

Kable Staffing Resources LLC	Delaware

Palm Coast Data Holdco, Inc.	Delaware

Palm Coast Data LLC	Delaware

FulCircle Media, LLC	Delaware

El Dorado Utilities, Inc.	New Mexico

Media Data Resources, LLC	Delaware